SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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|_|   Preliminary Proxy Statement
|_|   Confidential, For Use of the Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12

                          United Investors Realty Trust
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                   The Committee to Restore Shareholder Value
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    (Name of Person( ) Filing Proxy Statement, if Other Than the Registrant)

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                   The Committee To Restore Shareholder Value
                             c/o Mackenzie Partners
                                156 Fifth Avenue
                            New York, New York 10010
                          1 (800) 322-2885 (Toll Free)
                            www.UIRTShareholders.com

                    VOTE THE ENCLOSED GREEN PROXY CARD TODAY.

Fellow Shareholders:

Today, Institutional Shareholder Services ("ISS"), a leading independent proxy advisory firm located in Rockville, MD that advises several hundred of the country's largest institutions, pension funds and money managers on voting in contested situations issued its recommendation FOR our slate of Trust Manager nominees and FOR our amendment to Section 3.3 of UIRT's By-Laws. The ringing endorsement received from ISS is further evidence pointing to the election of our slate of Trust Manager nominees and amendment of Section 3.3 of the By-Laws.

Scharar has been in power since the company became public in 1998. The public offering price of the stock was $10 per share. The recent price range has been $4.03 - $6.18. Yesterday the closing price was $5.74. According to ISS, "the only significant upturn in the price of UIRT stock coincides with the announcement of activity related to this proxy contest." Moreover, our dividends have decreased and the management fees and the administrative fees have increased substantially.

 IF ROBERT SCHARAR AND HIS ADVISORS HAD SPENT AS MUCH TIME RUNNING THE COMPANY FOR THE BENEFIT OF THE SHAREHOLDERS AS HE AND HIS TEAM HAVE SPENT CRITICIZING
THE COMMITTEE AND, PARTICULARLY, SOUTHWEST SECURITIES, ALL OF US WOULD PROBABLY
                              BE MUCH BETTER OFF.

               WE BELIEVE ITS TIME FOR SCHARAR TO EXIT THE SCENE.

At our own risk and with our own money we filed some lawsuits in the Fall of 2000. If you're interested in the details, read about them in our definitive proxy statement previously sent to your attention and which can also be found at our website www.UIRTShareholders.com. Also, you'll find more information on our website and in UIRT's Annual Report for the year 2000 filed on Form 10-K.

In response to our lawsuits and the proxy fight we've engaged in, the company brought in three allegedly independent board members. Shortly thereafter the board engaged First Union Securities, which we believe is now attempting to sell the company. Recently however, we were contacted by a qualified bidder who indicated that he has been shut out altogether from the bidding process. This heightens our concern over the fairness of the sales process and raises questions as to whether the sales process is being managed in a manner designed to maximize value to all shareholders.


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We believe Scharar will announce a sale shortly and beg shareholders to leave him and his management team in power to complete the sale. WHY DIDN'T SCHARAR TAKE POSITIVE ACTION IN ADVANCE OF OUR LAWSUITS AND PROXY BATTLE?

YOU HAVE AN ALTERNATIVE.  VOTE YOUR GREEN BALLOT TODAY.

                   ELECT OUR TRUST MANAGERS WHO ARE COMMITTED
                         TO ENHANCING SHAREHOLDER VALUE

As significant shareholders, we believe that our interests are aligned with yours. We believe that the current Trust Managers have not effectively supervised the management of UIRT or done what they could to increase shareholder value. For this reason, we feel it is necessary to run an opposing slate of Trust Manager Nominees and to amend Section 3.3 of UIRT's by-laws.

We endorse for election our nominees for Trust Managers. We believe our nominees, whose goal is to maximize the value that all shareholders will realize from their investments, will use their significant real estate and business experience to maximize the performance of UIRT's real estate investments and other assets; implement a coherent business plan designed to return UIRT to profitability; and reduce UIRT's management fees and administrative expenses.

            VOTE TO AMEND THE BY-LAWS AND TO LEVEL THE PLAYING FIELD

Section 3.3 of the By-Laws sets forth the required vote of shareholders needed to elect Trust Managers. The provision sets forth what the Committee believes to be an onerous standard for the election of Trust Manager nominees who have never been elected, and a liberal relaxed standard, which can be as much as 50% lower, for the election of Trust Managers who have been previously elected. The Committee's proposed by-law amendment attempts to level the playing field and eliminate what the Committee believes to be an entrenching provision by setting the same threshold for the election of all Trust Manager nominees, and eliminating the existing provision which favors nominees that have been previously elected.

                     LET'S RESTORE VALUE TO ALL SHAREHOLDERS

IF YOU HAVE ALREADY VOTED MANAGEMENT'S WHITE PROXY CARD AND WISH TO CHANGE YOUR MIND, IT'S NOT TOO LATE. SIMPLY SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY CARD WILL BE VOTED AT THE MEETING.

If you have any questions or require additional information, please call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). Also, please visit our website at www.UIRTshareholders.com. Thank you for your support.

YOUR VOTE IS IMPORTANT. DON'T DELAY - VOTE "FOR" BOTH PROPOSALS ON THE ENCLOSED GREEN PROXY CARD TODAY!

                  Very truly yours,

                  THE COMMITTEE TO RESTORE SHAREHOLDER VALUE

May 22, 2001

                  VOTE YOUR GREEN BALLOT TODAY.


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                      [LETTERHEAD MACKENZIE PARTNERS, INC.]


NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact: Lawrence Dennedy, MacKenzie Partners, Inc.
Phone:   (800) 322-2885 (toll free)

                LEADING INDEPENDENT PROXY ADVISORY FIRM ENDORSES
                     COMMITTEE TO RESTORE SHAREHOLDER VALUE
                                IN PROXY CONTEST

HOUSTON, TEXAS, MAY 22, 2001-- The Committee To Restore Shareholder Value announced today that it has received the endorsement of Institutional Shareholder Services (ISS) in connection with its proxy contest to elect its nominees to the Board of Trust Managers of United Investors Realty Trust (Nasdaq: UIRT) (PCX: UIR) and to amend Section 3.3 of the by-laws at the company's annual meeting on May 30. ISS recommends that shareholders vote the GREEN proxy card for the Committee.

ISS is a leading independent proxy advisory firm located in Rockville, MD. ISS advises several hundred of the country's largest institutions, pension funds and money managers on voting in contested situations.

In a report to its clients published today, ISS set forth its endorsement of the Committee's nominees by stating:

      "UIRT's stock price has floundered considerably since its initial public offering and shareholders clearly have not shared in the run up of stocks that comprise the company's peer group indices. Other than a proposed sale of the entire company, the current board and management offer no other strategies that represent a departure from the status quo. Additionally, due to UIRT's affiliation with FCA, the fact that an investment banker was not retained until the dissidents initiated action against the company, and the company's recent adoption of a shareholder rights plan, there is some question as to the independence of the current board and its commitment to affect a sale of the company.

      On the other hand, all of the dissident director nominees appear to be independent and well qualified with industry-related experience. In light of management's assertion that potential buyers may be unwilling to make an offer until the pending litigation against the company is resolved, the election of the dissident board should not hinder the sale of the company since such election should effectively end the litigation. Moreover, if the dissident nominees are unable to affect a sale of the company, we believe that their past experience and qualifications will bring a new perspective to the management of this company that may be more effective at maximizing shareholder value than the strategies currently in effect."

ISS also endorsed the Committee's proposed amendment to Section 3.3 of the By-Laws by stating: "ISS is opposed to any provision in a company's charter or bylaws that essentially provides a board of nominee or group of board nominees a decided advantage over remaining nominees."

David Glatstein, a member of the Committee and one of the Committee's nominees stated, "We believe that the ringing endorsement received from the independent and prominent advisory firm, ISS, is further evidence pointing to removal of the existing Trust Managers and amendment of Section 3.3 of the By-Laws. Time is short, we hope and believe that fellow stockholders will follow ISS's recommendations and vote the GREEN proxy card in favor of the Committee's proposals."


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[GRAPHIC OMITTED]                                              [GRAPHIC OMITTED]

NO INTERNET OR PROXYEDGE                                            NO TELEPHONE
VOTING                                                              VOTING

                                IMPORTANT NOTICE

              RE: UNITED INVESTORS REALTY TRUST 2001 ANNUAL MEETING

                                PLEASE VOTE TODAY

Dear United Investors Realty Trust Shareholder:

Your annual meeting is fast approaching and, whether or not you plan to attend the meeting in person, we urge you to mail or fax the enclosed proxy card as soon as possible.

           YOUR PROXY CARD SHOULD BE RETURNED BY UPS OR FAXED PROMPTLY

      o     Because of the contested nature of the Annual Meeting, there is:

                               No Telephone Voting
                               No Internet Voting
                               No ProxyEdge Voting

      o In order to be sure your shares are represented at the meeting, it is recommended that you vote promptly.

Regardless of the number of shares you own, please take a moment to sign, date and return the enclosed proxy. For information on faxing in your proxy card, please call MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free at (800) 322-2885.

Sincerely,


The Committee to Restore Shareholder Value.